Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The descriptions of the securities contained herein summarize the material terms and provisions of the ordinary shares of Intec Pharma Ltd., registered under Section 12 of the Securities Exchange Act of 1934.

General

The following are summaries of material provisions of our articles of association and the Israeli Companies Law 5759-1999, or the Companies Law, insofar as they relate to the material terms of our ordinary shares.

As of December 31, 2019, our authorized share capital consists of 100,000,000 ordinary shares, no par value, of which 35,892,209 ordinary shares were issued and outstanding. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Because our ordinary shares do not have cumulative voting rights in the election of directors, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors (if applicable). Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. The Companies Law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in our articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. An amendment to our articles of association requires the prior approval of a simple majority of our shares represented and voting at a general meeting and of the holders of a class of shares whose rights are being affected. Our number with the Israeli Registrar of Companies is 513022780. Our purpose is set forth in Section 2 of our articles of association and as to engage in any legal business.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Exercise of Power by the Board

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Share Capital

Our articles of association enable us to increase or reduce our share capital. Any such change is subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholder Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once in every calendar year and no later than 15 months following the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it deems fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of the directors then in office or (ii) one or more shareholders holding, in the aggregate, (a) 5% of our issued share capital and 1% of our outstanding voting power or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment and dismissal of external directors (if applicable);

●	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

●	director compensation and compensation of the principal executive officer (subject to certain exceptions);

●	increases or reductions of our authorized share capital;

●	a merger;

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

●	authorization of the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorization of the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent.

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least thirty three and one third percent (33 1/3%) of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, the quorum required consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least thirty three and one third percent (33 1/3%) of the total outstanding voting rights, within half an hour from the appointed time.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Under the Companies Law, a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

●	an approval of a merger;

●	authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority;

●	any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s authorized share capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder’s vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or has other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, we believe there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, its articles of association, its financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the Israeli Securities Authority, or ISA. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares or a class of shares of an Israeli public company and who would, as a result, own more than 90% of the target company’s issued and outstanding share capital or of a certain class of its shares, is required by the Companies Law to make a full tender offer (as defined in the Companies Law) to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or class of shares. If either (i) the shareholders who do not accept the offer hold, in the aggregate, less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (ii) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a shareholder that had its shares so transferred, whether or not it accepted the tender offer (unless otherwise provided in the offering memorandum), may, within six months from the date of acceptance of the tender offer, petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. If either (i) the shareholders who did not accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class of shares or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer. Shares purchased not in accordance with those provisions shall become “dormant shares” and shall not grant the purchaser any rights so long as they are held by the purchaser.

Special Tender Offer

According to the Companies Law, an acquisition pursuant to which a purchaser shall hold a “controlling stake”, that is defined as 25% or more of the voting rights if no other shareholder holds a controlling stake, or an acquisition pursuant to which such purchaser shall hold more than 45% of the voting rights of the company if no other shareholder owns more than 45% of the voting rights, may not be performed by way of market accumulation, but only by way of a special tender offer (as defined in the Companies Law) made to all of the company’s shareholders on a pro rata basis. A special tender offer may not be consummated unless a majority of the shareholders who announced their stand on such offer have accepted it (in counting the total votes of such shareholders, shares held by the controlling shareholders, shareholders who have a personal interest in the offer, shareholders who own 25% or more of the voting rights in the company, relatives or representatives of any of the above or the bidder and corporations under their control, shall not be taken into account). A shareholder may be free to object to such an offer without such objection being deemed as a waiver of his right to sell its respective shares if the transaction is approved by a majority of the company’s shareholders despite his objection. Shares purchased not in accordance with those provisions shall become “dormant shares” and shall not grant the purchaser any rights so long as they are held by the purchaser. If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, we believe the ISA’s current opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including the Nasdaq Capital Market.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of a majority of our shares at a general meeting.

The Nasdaq Capital Market

Our ordinary shares are listed on the Nasdaq Capital Market and trade under the symbol “NTEC.”

Transfer agent

The transfer agent of our ordinary shares is VStock Transfer, LLC.

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